Exhibit 99.1

NEWS RELEASE

Contacts: Steven Cragle Corporate Communications 763-526-2490	Jeff Warren Investor Relations 763-505-2696
MEDTRONIC ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES
MINNEAPOLIS— March 9, 2009 — Medtronic, Inc. (NYSE:MDT) today announced a registered offering of $550 million of its 4.50% Senior Notes due 2014, $400 million of its 5.60% Senior Notes due 2019 and $300 million of its 6.50% Senior Notes due 2039 (collectively, the “Notes”). Medtronic intends to use the net proceeds for general corporate purposes, including to repay a portion of outstanding commercial paper.
The Notes will be senior unsecured and unsubordinated obligations of Medtronic and will rank equally with all of Medtronic’s existing and future senior unsecured debt and senior to all of Medtronic’s subordinated debt.
This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Medtronic filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Medtronic Inc. at 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432, Attn: Investor Relations Department, (763) 505-2692.

About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
This press release contains forward-looking statements regarding our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the Notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risk and uncertainties described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2008. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.
-end-